Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated June 11, 2026, except for the effects of the reverse recapitalization discussed in Note 1, as to which the date is November 6, 2026, relating to the consolidated financial statements of Blue Laser Fusion, Inc., appearing in the prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in the prospectus.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

November 9, 2026